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                                                                EXHIBIT 12.1
                         Broad National Bancorporation
              Computation of Ratios of Earnings to Fixed Charges
                     (Figures in thousands, except ratios)
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                                          3/31/97      3/31/96     12/31/96     12/31/95       12/31/94     12/31/93    12/31/92
Net Income (Loss) Before Taxes            $2,914       $1,638       $8,701       $7,551         $5,457       $3,541       $3,004

Interest Expense and Payment of Debt      $3,521       $2,613      $11,818      $10,082         $7,464      $11,311      $11,956

Preferred Dividends                         $0           $0           $0          $580           $617         $639          $59

  Subtotal A                              $6,435       $4,251      $20,519      $18,213        $13,538      $15,491      $15,019

  Less: Interest on Deposits              $3,509       $2,595      $11,760       $9,913         $7,458       $8,037      $11,185

  Subtotal B - Excluding interest on
    deposits                              $2,926       $1,656       $8,759       $8,300         $6,080       $7,454       $3,834

Ratio of Earnings to Fixed Charges         1.83x        1.63x        1.74x        1.71x          1.68x        1.30x        1.25x
  Subtotal A / Interest expense and        6435/        4251/       20519/       18213/         13538/       15491/       15019/
    preferred dividends                    3521         2613        11818      (10082+580)    (7464+617)   (11311+639)  (11956+59)


Ratio of Earnings to Fixed Charges
  Excluding interest on deposits         243.83x       92.00x      151.02x       11.08x          9.76x        1.90x        4.62x
  Subtotal B / (Interest expense +
    preferred div)                        2,926/       1,656/       8,759/       8,300/         6,080/       7,454/       3,834/
    - Interest on Deposits               (3,521-       (2,613-    (11,813-     (10,662-        (8,081-      (11,950-    (12,015-
                                          3,509)        2,595)     11,760)       9,913)         7,458)        8,037)     11,185)

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